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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         Good                        Steven                            C.
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        (Last)                      (First)                        (Middle)

                             12525 Chadron Avenue
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                                   (Street)

        Hawthorne                  California                         90250
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                10/1/97
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3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
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4.  Issuer Name and Ticker or Trading Symbol      OSIS
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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   Common Stock,        17,813*                 D
   no par value
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   Common Stock,
   no par value         22,500**                I
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*Includes 2,813 shares issuable pursuant to fully vested options.

**Includes 22,500 shares held by Steve Cary Good and Bari Anne Good Trust.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-       3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and         Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration          (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                    Price           Security:      Ownership
                               (Month/Day/                                             of              Direct (D)     (Instr. 5)
                               Year)                                                   Derivative      or In-
                            ------------------------------------------------------     Security        direct (I)
                            Date         Expira-                        Amount or                      (Instr. 5)
                            Exer-        tion            Title          Number of
                            cisable      Date                           Shares
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Options to Purchase
Common Stock                 *           8/22/00     Common Stock        5,625          $ 2.00             D
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Options to Purchase         **           5/31/02     Common Stock        5,000          $13.50             D
Common Stock
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Explanation of Responses:

*   2,813 options are fully vested.
    Remainder vest over a three-year period from the grant date.

**  Vest over a four-year period from date of grant.

*** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                              /s/ Steven C. Good                    9/30/97
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                              **Signature of Reporting Person        Date
                        By:
                        For: